Filed pursuant to Rule 424(b)(2). Based upon the registration of $300 million of First Mortgage Bonds to be offered by means of this prospectus supplement and the accompanying prospectus under the registration statement filed February 22, 2018, a filing fee of $36,360 has been calculated in accordance with Rule 457(r). This fee has been transmitted to the SEC. This paragraph shall be deemed to update the "Calculation of Registration Fee" table in the registration statement referred to in the second sentence above.

Filed Pursuant to Rule 424(b)(2)
File Number 333-223142-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 22, 2018)

$300,000,000

Kentucky Utilities Company

4.375% First Mortgage Bonds due 2045

Kentucky Utilities Company is offering $300,000,000 in aggregate principal amount of its First Mortgage Bonds, 4.375% Series due 2045 (the “Bonds”). On September 28, 2015, Kentucky Utilities Company issued $250 million in aggregate principal amount of its 4.375% First Mortgage Bonds due 2045 (the “Original Bonds”). The Bonds will be a further issuance of, will be issued with the same CUSIP number as, and will be consolidated and form a single series with, the Original Bonds. Upon the issuance of the Bonds, the aggregate principal amount of Kentucky Utilities Company 4.375% First Mortgage Bonds due 2045 will be $550,000,000. Interest on the Bonds will accrue from April 1, 2019 and will be payable on April 1 and October 1 of each year, commencing October 1, 2019, and at maturity, as further described in this prospectus supplement. The Bonds will mature on October 1, 2045, unless redeemed on an earlier date. We may, at our option, redeem the Bonds, in whole at any time or in part from time to time, as described herein. See “Description of the Bonds—Redemption.”

The Bonds will be our senior secured indebtedness and will rank equally with all of our other outstanding senior secured indebtedness from time to time outstanding under our 2010 mortgage indenture. See “Description of the Bonds—Security; Lien of the Mortgage” herein.

Investing in the Bonds involves certain risks. See “Risk Factors” on page S-5 of this prospectus supplement, on page 2 of the accompanying prospectus and beginning on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2018.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us(1)
Per Bond	101.845%	0.875%	100.970%
Total	$305,535,000	$2,625,000	$302,910,000

(1)	Plus accrued interest, if any, from April 1, 2019 to the date of issuance of the Bonds offered hereby.

The underwriters expect to deliver the Bonds to the purchasers in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants including Clearstream Banking, S.A., and Euroclear Bank S.A./N.V. on or about April 1, 2019.

Joint Book-Running Managers

BofA Merrill Lynch	Mizuho Securities	MUFG

RBC Capital Markets	Scotiabank

Co-Managers

BMO Capital Markets	BNP PARIBAS	BNY Mellon Capital Markets, LLC	US Bancorp

The date of this prospectus supplement is March 18, 2019.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. Neither we nor the underwriters have authorized anyone to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

As used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our” and “us” refer to Kentucky Utilities Company.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that Kentucky Utilities Company (“KU” or the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the Bonds using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein and herein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Bonds. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and supersede that information in the accompanying prospectus.

Certain affiliates of KU, including PPL Corporation, Louisville Gas and Electric Company and LG&E and KU Energy LLC, and other subsidiaries of PPL Corporation, have also registered their securities on the “shelf” registration statement referred to above. However, the Bonds are solely obligations of KU, and not of PPL Corporation or any of PPL Corporation’s other subsidiaries or of any other affiliate of KU. None of PPL Corporation or any of KU’s other affiliates will guarantee or provide any credit support for the Bonds.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

KU files reports and other information with the SEC. You may obtain copies of this information from the SEC at its website, http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

KU’s Internet Web site is http://www.lge-ku.com/ku/. Our ultimate parent, PPL Corporation, maintains an Internet Web site at www.pplweb.com. On the Investor page of that Web site, PPL Corporation provides access to SEC filings of KU free of charge, as soon as reasonably practicable after filing with the SEC. Neither the information at KU’s Web site nor the information at PPL Corporation’s Web site is incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement.

In addition, reports and other information concerning KU can be inspected at its offices at One Quality Street, Lexington, Kentucky 40507.

Incorporation by Reference

KU will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about KU.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2018
Current Reports on Form 8-K	Filed on March 1, 2019 and March 8, 2019

Additional documents that KU files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of the offering of the Bonds are also incorporated herein by reference.

KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning KU at:

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

Attention: Treasurer

Telephone: (502) 627-2000

SUMMARY

The following summary contains information about the offering by KU of its Bonds described below. It does not contain all of the information that may be important to you in making a decision to purchase the Bonds. For a more complete understanding of KU and the offering of the Bonds, we urge you to read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein including the “Risk Factors” sections and our financial statements and the notes to those statements.

The Issuer	Kentucky Utilities Company

Securities Offered	$300,000,000 aggregate principal amount of KU’s First Mortgage Bonds, 4.375% Series due 2045 (the “Bonds”). The Bonds will be part of the same series of bonds as the $250,000,000 aggregate principal amount of KU’s 4.375% First Mortgage Bonds due 2045 issued on September 28, 2015.

Stated Maturity Date	The Bonds will mature on October 1, 2045.

Interest Payment Dates	Interest on the Bonds will accrue from April 1, 2019 and be payable on April 1 and October 1 of each year, commencing October 1, 2019, and at maturity, or upon earlier redemption.

Interest Rate	The Bonds will bear interest at the rate of 4.375% per annum.

Redemption	The Bonds may be redeemed at our option, in whole at any time or in part from time to time, at the redemption prices set forth in this prospectus supplement. The Bonds will not be entitled to the benefit of any sinking fund or other mandatory redemption and will not be repayable at the option of the Holder of a Bond prior to the Stated Maturity Date. See “Description of the Bonds—Redemption.”

Ranking	The Bonds will be our senior secured indebtedness and will rank equally in right of payment with our existing and future first mortgage bonds issued under our Mortgage. See “Description of the Bonds—General” and “Description of the Bonds—Security; Lien of the Mortgage.”

Security	The Bonds will be secured, equally and ratably, by the lien of the Mortgage, which constitutes a first mortgage lien on substantially all of our real and tangible personal property located in Kentucky and used in the generation, transmission and distribution of electricity, other than property duly released from the lien of the Mortgage in accordance with the provisions thereof and certain other excepted property, and subject to certain Permitted Liens, as described under “Description of the Bonds—Security; Lien of the Mortgage.”

Listing	We do not intend to list the Bonds on any securities exchange.

Form and Denomination	The Bonds will be initially issued in the form of one or more global securities, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and deposited with the Trustee (as hereinafter defined) on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or its nominee. See “Description of the Bonds—General” and “Description of the Bonds—Book-Entry Only Issuance—The Depository Trust Company.”

Use of Proceeds	We intend to use the net proceeds of this offering to repay short-term debt and for other general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters or their affiliates may hold a portion of the short-term debt that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offering of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Bonds in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Reopening of the Series	We may, without the consent of the Holders of the Bonds or the Original Bonds, further increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms as the Bonds and the Original Bonds, other than the date of initial issuance, the price to public, the initial interest accrual date and the initial interest payment date. Any such additional bonds may, together with the Bonds and the Original Bonds, constitute a single series of securities under the Mortgage. See “Description of the Bonds—General.”

Qualified Reopening	For U.S. federal income tax purposes, we intend to treat the Bonds offered hereby as being issued in a “qualified reopening” of the Original Bonds. See “Certain U.S. Federal Income Tax Consequences.”

Governing Law	The Bonds and the Mortgage are governed by the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is applicable and except where otherwise required by law. The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Kentucky law.

RISK FACTORS

Before making a decision to invest in the Bonds, you should carefully consider the risk factors described below, the risk factors described on page 2 of the accompanying prospectus, and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, beginning on page 23, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Bonds

Our credit ratings and ratings on the Bonds may not reflect all risks of your investment in the Bonds

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Bonds. These credit ratings may not reflect the potential impact of risks relating to the terms or market for the Bonds. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

An active trading market for the Bonds may not develop.

We do not intend to apply for listing of the Bonds on any securities exchange. We cannot assure that an active trading market for the Bonds will develop. There can be no assurances as to the liquidity of any market that may develop for the Bonds, the ability of Holders to sell their Bonds or the price at which the Holders will be able to sell their Bonds. Future trading prices of the Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We intend to use the net proceeds of this offering to repay short-term debt and for other general corporate purposes. At December 31, 2018, we had $235 million of outstanding short-term debt, including commercial paper borrowings, bearing interest at a weighted average interest rate of 2.94%.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2018 on an actual basis, and on an as adjusted basis to give effect to the issuance of the Bonds in this offering and the intended use of proceeds of this offering as described in “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2018
	Actual	As Adjusted
	(In millions)
Long-term debt, including current portion	$2,321	$2,321
Bonds offered hereby	—	300

Total long-term debt	2,321	2,621

Total equity	3,442	3,442

Total capitalization	$5,763	$6,063

DESCRIPTION OF THE BONDS

The following summary description sets forth certain terms and provisions of the Bonds that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Bonds or the Mortgage (as defined below) under which the Bonds will be issued, as described below. The Mortgage is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Mortgage and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Bonds and the Mortgage, including definitions of certain terms used in the Mortgage. We also include references in parentheses to certain sections of the Mortgage. Whenever we refer to particular sections or defined terms of the Mortgage in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Mortgage has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Bonds.

General

We will issue the Bonds as a part of the same series of debt securities under our indenture, dated as of October 1, 2010 (as such indenture has been and may be amended and supplemented from time to time, the “Mortgage”), with The Bank of New York Mellon, as trustee (the “Trustee”) as the $250 million in aggregate principal amount of our 4.375% First Mortgage Bonds due 2045 (the “Original Bonds”), which were originally issued on September 28, 2015. The Mortgage does not effectively limit the aggregate principal amount of bonds or other debt securities that may be issued thereunder, subject to meeting certain conditions to issuance, including those described below under “Issuance of Additional Mortgage Securities.” The Bonds and all other debt securities issued previously or hereafter issued under the Mortgage are collectively referred to herein as “Mortgage Securities.” The Mortgage constitutes a first mortgage lien, subject to Permitted Liens and exceptions and exclusions as described below, on substantially all of our real and tangible personal property located in Kentucky and used or to be used in connection with the generation, transmission and distribution of electricity. See “—Security; Lien of the Mortgage.” As of the date of this prospectus supplement, approximately $2.342 billion of first mortgage bonds are issued and outstanding under the Mortgage, including $342 million which have been pledged to secure pollution control revenue bonds issued by various counties in Kentucky on our behalf.

The Bonds will be issued in fully registered form only, without coupons. The Bonds will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Only Issuance—The Depository Trust Company.” The authorized denominations of the Bonds will be $2,000 and integral multiples of $1,000 in excess thereof. Except in limited circumstances described below, the Bonds will not be exchangeable for Bonds in definitive certificated form.

The Bonds are initially being offered in the principal amount of $300,000,000. The Bonds will be a further issuance of, will have identical terms (other than the date of issuance, the price to public, the initial interest accrual date and the initial interest payment date) , will be issued with the same CUSIP number as, and will be consolidated and form a single series with, the Original Bonds, and upon the issuance of the Bonds offered hereby, the aggregate principal amount of debt securities of this series outstanding under the Mortgage will be $550,000,000. We may, without the consent of the Holders of the Bonds or the Original Bonds, further increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms (other than the date of initial issuance, the price to public, the initial interest accrual date and the initial interest payment date) as the Bonds and the Original Bonds, but we will not reopen a series unless the additional bonds are fungible with the previously issued bonds for U.S. federal income tax purposes or such additional bonds are issued with a separate CUSIP number. Any such additional bonds would, together with the

Bonds and the Original Bonds, constitute a single series of securities under the Mortgage and may be treated as a single class for all purposes under the Mortgage, including, without limitation, voting, waivers and amendments.

Maturity; Interest

The Bonds will mature on October 1, 2045 (the “Stated Maturity Date”) and will bear interest from April 1, 2019 at a rate of 4.375% per annum. Interest on the Bonds will be payable semi-annually in arrears on April 1 and October 1 of each year (each, an “Interest Payment Date”), commencing on October 1, 2019, and at maturity (whether at the Stated Maturity Date, upon redemption or acceleration, or otherwise, “Maturity”). Subject to certain exceptions, the Mortgage provides for the payment of interest on an Interest Payment Date only to persons in whose names the Bonds are registered at the close of business on the Regular Record Date, which will be the March 15 and September 15 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid.

Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “—Book-Entry Only Issuance—The Depository Trust Company” or DTC’s nominee, payments on the Bonds will be made as described therein.

If we default in paying interest on a Bond, we will pay such defaulted interest either:

•	to Holders as of a special record date between 10 and 15 days before the proposed payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Bonds may be listed for trading. (See Section 307.)

We will pay principal of and interest and premium, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the Bonds, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 702.)

If any Interest Payment Date, Redemption Date or Maturity of a Bond falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such Bond is located, are generally authorized or required by law, regulation or executive order to remain closed. (See Section 116.)

Form; Transfers; Exchanges

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “—Book-Entry Only Issuance—The Depository Trust Company,” or DTC’s nominee, transfers and exchanges of beneficial interest in the Bonds will be made as described therein. In the event that the book-entry only system is discontinued and the Bonds are issued in certificated form, you may exchange or transfer Bonds at the corporate trust office of the Trustee.

You may have your Bonds divided into Bonds of the same series of smaller denominations (of at least $2,000 and any larger amount that is an integral multiple of $1,000) or combined into Bonds of the same series of larger denominations, as long as the total principal amount is not changed. (See Section 305.)

There will be no service charge for any transfer or exchange of the Bonds, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Bonds during a period of 15 days prior to giving any notice of redemption or (2) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (See Section 305.)

The Trustee acts as our agent for registering Bonds in the names of Holders and transferring the Bonds. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Bonds and may designate a different entity as the Security Registrar, including us or one of our affiliates. (See Sections 305 and 702.)

Redemption

We may, at our option, redeem the Bonds, in whole at any time or in part from time to time. If we redeem the Bonds before the Par Call Date (defined below), the Bonds will be redeemed by us at a redemption price equal to the greater of:

•	100% of the principal amount of the Bonds to be so redeemed; and

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds to be so redeemed that would be due if the Stated Maturity Date of such Bonds were the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points;

plus, in either case, accrued and unpaid interest on the principal amount of Bonds to be so redeemed to the Redemption Date.

If we redeem the Bonds on or after the Par Call Date, the Bonds will be redeemed by us at a redemption price equal to 100% of the principal amount of the Bonds to be so redeemed, plus accrued and unpaid interest on the principal amount of the Bonds to be so redeemed to the Redemption Date.

“Par Call Date” means April 1, 2045 (the date that is six months prior to the Stated Maturity Date).

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Bonds to be redeemed (assuming for this purpose that the Stated Maturity Date of the Bonds were the Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of Bonds.

“Comparable Treasury Price” means, with respect to any Redemption Date:

•	the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

•	if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all of those quotations received.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•

each of J.P. Morgan Securities LLC, MUFG Securities Americas Inc. (formerly known as Mitsubishi UFJ Securities (USA), Inc.), Morgan Stanley & Co. LLC and UBS Securities LLC (or their respective affiliates that are Primary Treasury Dealers, as defined below), or their respective successors, unless any of them is not or ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by us (after consultation with the Quotation Agent).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), as provided to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

The Bonds will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the Holder prior to the Stated Maturity Date.

The Bonds will be redeemable upon notice of redemption by mail between 30 days and 60 days prior to the Redemption Date.

If less than all of the Bonds are to be redeemed, the Trustee will select the Bonds or portions thereof to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection that it deems fair and appropriate. (See Sections 503 and 504.)

We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Bonds. (See Section 504.)

Bonds called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Bond for redemption. (See Section 505.) If only part of a Bond is redeemed, the Trustee will deliver to you a new Bond of the same series for the remaining portion without charge. (See Section 506.)

Security; Lien of the Mortgage

General

Except as described below under this heading and under “—Issuance of Additional Mortgage Securities,” and subject to the exceptions described under “—Satisfaction and Discharge,” all Mortgage Securities, including the Bonds, will be secured, equally and ratably, by the lien of the Mortgage, which constitutes, subject to Permitted Liens as described below, a first mortgage lien on substantially all of our real and tangible personal property located in Kentucky and used or to be used in connection with the generation, transmission and distribution of electricity (other than property duly released from the lien of the Mortgage in accordance with the provisions thereof and other than Excepted Property, as described below). We sometimes refer to our property that is subject to the lien of the Mortgage as “Mortgaged Property.”

We may obtain the release of property from the lien of the Mortgage from time to time, upon the bases provided for such release in the Mortgage. See “—Release of Property.”

We may enter into supplemental indentures with the Trustee, without the consent of the Holders, in order to subject additional property (including property that would otherwise be excepted from such lien) to the lien of the Mortgage. (See Section 1401.) This property would constitute Property Additions and would be available as a basis for the issuance of Mortgage Securities. See “—Issuance of Additional Mortgage Securities.”

The Mortgage provides that after-acquired property (other than Excepted Property) will be subject to the lien of the Mortgage. (See Granting Clause Second.) However, in the case of consolidation or merger (whether or not we are the surviving company) or transfer of the Mortgaged Property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from us in or as a result of such transfer, as well as improvements, extensions and additions (as defined in the Mortgage) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. See Section 1303 and “—Consolidation, Merger and Conveyance of Assets as an Entirety.”

Excepted Property. The lien of the Mortgage does not cover, among other things, the following types of property: property located outside of Kentucky and not specifically subjected or required to be subjected to the lien of the Mortgage; property not used by us in our electric generation, transmission and distribution business; cash and securities not paid, deposited or held under the Mortgage or required so to be; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, revenues, accounts receivable, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of our business; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric generation, transmission and distribution facilities; coal, ore, gas, oil and other minerals and timber rights; electric energy and capacity, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; property which has been released from the lien of the Mortgage; and leasehold interests. We sometimes refer to our property not covered by the lien of the Mortgage as “Excepted Property.” (See Granting Clauses.) Properties held by any of our subsidiaries, as well as properties leased from others, would not be subject to the lien of the Mortgage.

Permitted Liens. The lien of the Mortgage is subject to Permitted Liens described in the Mortgage. Such Permitted Liens include liens existing at the execution date of the Mortgage, purchase money liens and other liens placed or otherwise existing on property acquired by us after the execution date of the Mortgage at the time we acquire it, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics’, construction and materialmen’s liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title to, our property, certain leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property and liens which have been bonded or for which other security arrangements have been made. (See Granting Clauses and Section 101.)

The Mortgage also provides that the Trustee will have a lien, prior to the lien on behalf of the Holders of the Mortgage Securities, upon the Mortgaged Property as security for our payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1107.) Any such lien would be a Permitted Lien under the Mortgage.

Issuance of Additional Mortgage Securities

The maximum principal amount of Mortgage Securities that may be authenticated and delivered under the Mortgage is subject to the issuance restrictions described below; provided, however, that the maximum principal amount of Mortgage Securities outstanding at any one time shall not exceed One Quintillion Dollars ($1,000,000,000,000,000,000), which amount may be changed by supplemental indenture. (See Section 301.) Mortgage Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

•

66 2/3% of the Cost or Fair Value to the Company (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Mortgage Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of Retired Securities (as described below); or

•	an amount of cash deposited with the Trustee. (See Article Four.)

Property Additions generally include any property which is owned by us and is subject to the lien of the Mortgage except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the acquisition or construction of which is properly chargeable to one of our operating expense accounts in accordance with U.S. generally accepted accounting principles. (See Section 104.)

Retired Securities means, generally, Mortgage Securities which are no longer outstanding under the Mortgage, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Mortgage Securities, the release of property or the withdrawal of cash.

We intend to issue the Bonds on the basis of Property Additions. At December 31, 2018, approximately $2.35 billion of Property Additions were available to us to be used as the basis for the authentication and delivery of Mortgage Securities (including the Bonds offered hereby).

Release of Property

Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which sixty-six and two-thirds percent (66 2/3%) of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

•	an amount equal to 66 2/3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

•

an amount equal to 66 2/3% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

•	the aggregate principal amount of Mortgage Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

•	the aggregate principal amount of Mortgage Securities delivered to the Trustee (with such Mortgage Securities to be canceled by the Trustee);

•

any amount of cash and/or an amount equal to 66 2/3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released that is delivered to the trustee or other holder of a lien prior to the lien of the Mortgage, subject to certain limitations described in the Mortgage; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(See Section 803.)

As used in the Mortgage, the term “Purchase Money Lien” means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 101.)

Unless an Event of Default has occurred and is continuing, property which is not Funded Property may generally be released from the lien of the Mortgage without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 804.)

The Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 805, 807 and 808.)

If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 809.)

Withdrawal of Cash

Unless an Event of Default has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of sixty-six and two-thirds percent (66 2/3%) of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Mortgage Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Mortgage Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Mortgage Securities in a manner and at a price approved by us or (b) the payment (or provision for payment) at stated maturity of any Mortgage Securities or the redemption (or provision for payment) of any Mortgage

Securities which are redeemable (see Section 806); provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of Mortgage Securities may, in addition, be withdrawn in an amount not exceeding the aggregate principal amount of cash delivered to the Trustee for such purpose. (See Section 404.)

Events of Default

An “Event of Default” occurs under the Mortgage if:

•	we do not pay any interest on any Mortgage Securities within 30 days of the due date;

•	we do not pay principal or premium, if any, on any Mortgage Securities on the due date;

•

we remain in breach of any other covenant under the Mortgage (excluding covenants specifically dealt with elsewhere in this section) in respect of any Mortgage Securities for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of outstanding Mortgage Securities; the Trustee or such Holders can agree to extend the 90- day period and such an agreement to extend will be automatically deemed to occur if we initiate corrective action within such 90-day period and we are diligently pursuing such action to correct the default; or

•	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur.

(See Section 1001.)

Remedies

Acceleration of Maturity

If an Event of Default occurs and is continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Mortgage Securities may declare the principal amount of all of the Mortgage Securities to be due and payable immediately. (See Section 1002.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if:

(i)	we pay or deposit with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Mortgage; and

(ii)	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Mortgage.

(See Section 1002.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Appointment of Receiver and Other Remedies

Subject to the Mortgage, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to appoint a receiver of the Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (See Section 1016.)

Control by Holders; Limitations

Subject to the Mortgage, if an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the outstanding Mortgage Securities will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee.

The rights of Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Mortgage; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the Holders’ direction. (See Sections 1012 and 1103.)

In addition, the Mortgage provides that no Holder of any Mortgage Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage for the appointment of a receiver or for any other remedy thereunder unless:

•	that Holder has previously given the Trustee written notice of a continuing Event of Default;

•

the Holders of 25% in aggregate principal amount of the outstanding Mortgage Securities have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Mortgage Securities.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 1007 and 1103.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 1008.)

Notice of Default

The Trustee is required to give the Holders of the Mortgage Securities notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under “—Events of Default” (regarding a breach of certain covenants continuing for 90 days after the receipt of a written notice of default), no such notice shall be given to such Holders until at least 60 days after the occurrence thereof. (See

Section 1102.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Mortgage. (See Section 709.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities may waive, on behalf of the Holders of all outstanding Mortgage Securities, any past default under the Mortgage, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Mortgage that cannot be amended without the consent of the Holder of each outstanding Mortgage Security affected. (See Section 1013.)

Compliance with certain covenants in the Mortgage or otherwise provided with respect to Mortgage Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Mortgage Securities, considered as one class. (See Section 710.)

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described below, we have agreed to preserve our corporate existence. (See Section 704.)

We have agreed not to consolidate with or merge with or into any other entity or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any entity unless:

•

the entity formed by such consolidation or into which we merge, or the entity which acquires or which leases the Mortgaged Property substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State or Territory thereof or the District of Columbia; and

•

expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium and interest on, all the outstanding Mortgage Securities and the performance of all of our covenants under the Mortgage; and

•	such entity confirms the lien of the Mortgage on the Mortgaged Property; and

•

in the case of a lease, such lease is made expressly subject to termination by (i) us or by the Trustee and (ii) the purchaser of the property so leased at any sale thereof, at any time during the continuance of an Event of Default; and

•

immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

(See Section 1301.)

In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the Mortgage and on the Mortgage Securities then outstanding unless we elect to waive such release and discharge. (See Section 1304.)

The Mortgage does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving or resulting entity; or

•	any conveyance or other transfer, or lease, of any part of the Mortgaged Property which does not constitute the entirety or substantially the entirety thereof.

If following a conveyance or other transfer, or lease, of any part of the Mortgaged Property, the Fair Value of the Mortgaged Property retained by the Company exceeds an amount equal to three-halves (3/2) of the aggregate principal amount of all outstanding Mortgage Securities, then the part of the Mortgaged Property so conveyed, transferred or leased shall be deemed not to constitute the entirety or substantially the entirety of the Mortgaged Property. This Fair Value will be determined within 90 days of the conveyance or transfer by an independent expert that we select and that is approved by the Trustee.

(See Sections 1305 and 1306.)

Modification of Mortgage

Without Holder Consent. Without the consent of any Holders of Mortgage Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to us;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Mortgage Securities, or to surrender any right or power conferred upon us;

•

to correct or amplify the description of any property at any time subject to the lien of the Mortgage; or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of the Mortgage; or to subject to the lien of the Mortgage additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the Mortgage for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property;

•	to add any additional Events of Default, which may be stated to remain in effect only so long as the Mortgage Securities of any one more particular series remains outstanding;

•	to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage that does not adversely affect the interests of the Holders in any material respect;

•	to establish the form or terms of any series or tranche of Mortgage Securities;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a successor Trustee or by a co-trustee or separate trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Mortgage Securities;

•	to change any place or places where:

•	we may pay principal, premium and interest,

•	Mortgage Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon us may be served;

•

to amend and restate the Mortgage as originally executed, and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interest of the Holders in any material respect;

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect; or

•	to increase or decrease the maximum principal amount of Mortgage Securities that may be outstanding at any time.

In addition, if the Trust Indenture Act is amended after the date of the Mortgage so as to require changes to the Mortgage or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, the Mortgage will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1401.)

With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Mortgage Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Mortgage pursuant to a supplemental indenture. However, if less than all of the series of outstanding Mortgage Securities are directly affected by a proposed supplemental indenture, then such proposal requires the consent of only the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected series, considered as one class. Moreover, if the Mortgage Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Mortgage Securities of one or more, but less than all, of such tranches, then such proposal requires the consent of only the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Mortgage Security directly affected thereby:

•

change the stated maturity of the principal or interest on any Mortgage Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable (or the method of calculating such rates) or change the currency in which any Mortgage Security is payable, or impair the right to bring suit to enforce any payment;

•

create any lien (not otherwise permitted by the Mortgage) ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property, or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property (other than in accordance with the terms of the Mortgage), or deprive any Holder of the benefits of the security of the lien of the Mortgage;

•

reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Mortgage; or

•	modify certain of the provisions of the Mortgage relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to Mortgage Securities.

A supplemental indenture which changes, modifies or eliminates any provision of the Mortgage expressly included solely for the benefit of Holders of Mortgage Securities of one or more particular series or tranches will be deemed not to affect the rights under the Mortgage of the Holders of Mortgage Securities of any other series or tranche.

(See Section 1402.)

Satisfaction and Discharge

Any Mortgage Securities or any portion thereof will be deemed to have been paid and no longer outstanding for purposes of the Mortgage and, at our election, our entire indebtedness with respect to those securities will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust:

•	money sufficient, or

•	in the case of a deposit made prior to the maturity of such Mortgage Securities, non-redeemable Eligible Obligations (as defined in the Mortgage) sufficient, or

•	a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Mortgage Securities or portions of such Mortgage Securities on and prior to their maturity.

(See Section 901.)

Our right to cause our entire indebtedness in respect of the Mortgage Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of any conditions specified in the instrument creating such series.

The Mortgage will be deemed satisfied and discharged when no Mortgage Securities remain outstanding and when we have paid all other sums payable by us under the Mortgage. (See Section 902.)

All moneys we pay to the Trustee or any Paying Agent on Bonds that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of such Bond may look only to us for payment. (See Section 703.)

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Mortgage Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 1110.)

Evidence to be Furnished to the Trustee

Compliance with Mortgage provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Mortgage requires us to give to the Trustee, not less than annually, a brief statement as to our compliance with the conditions and covenants under the Mortgage.

Miscellaneous Provisions

The Mortgage provides that certain Mortgage Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Mortgage Securities have given or taken any demand, direction, consent or other action under the Mortgage as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Mortgage Securities of any series entitled to give or take any demand, direction, consent or other action under the Mortgage, in the manner and subject to the limitations provided in the Mortgage. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Mortgage Securities, such action may be taken only by persons who are Holders of such Mortgage Securities on the record date. (See Section 107.)

Governing Law

The Mortgage and the Mortgage Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York except where the Trust Indenture Act is applicable or where otherwise required by law. (See Section 115.) The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Kentucky law.

Regarding the Trustee

The Trustee under the Mortgage is The Bank of New York Mellon (“BNYM”). In addition to acting as Trustee, BNYM also maintains various banking and trust relationships with us and some of our affiliates.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as the initial securities depository for the Bonds. The Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is, in turn, to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the

Direct or Indirect Participant through which they purchased Bonds. Transfers of ownership interests on the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Bonds unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Bonds are credited on the record date. We believe that these arrangements will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered Holder of the Bonds.

Payments of principal and interest on the Bonds will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee of DTC) is the responsibility of us or the Trustee. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Secondary market trading between Clearstream Banking, société anonyme (“Clearstream”) participants and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

A Beneficial Owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Bonds.

DTC may discontinue providing its services as securities depositary with respect to the Bonds at any time by giving us or the Trustee reasonable notice. In the event no successor securities depositary is obtained, certificates for the Bonds will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Bonds. Except where noted, this summary deals only with Bonds held as capital assets by beneficial owners of the Bonds who purchase Bonds in this offering at their offering price. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances (including holders that are directly or indirectly related to us), or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions, regulated investment companies, real estate investment trusts, corporations subject to the accumulated earnings tax, holders subject to the alternative minimum tax, individual retirement and other tax-deferred accounts, tax-exempt organizations, brokers, dealers in securities and commodities, certain former U.S. citizens or long-term residents, life insurance companies, persons that hold Bonds as part of a hedge against currency or interest rate risks or that hold Bonds as part of a position in a constructive sale, straddle, conversion transaction or other integrated transaction for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, persons required to report income with respect to a Bond no later than when such income is reported on an “applicable financial statement” under Section 451(b) of the Code, persons that acquire their Bonds in connection with employment or other performance of personal services, partnerships or other pass-through entities and investors in such entities, subsequent purchasers of the Bonds and U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar or that hold Bonds through a non-U.S. broker or other non-U.S. intermediary. This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax.

For purposes of this summary, a “U.S. holder” is a beneficial owner of a Bond that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Bond that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Bonds, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold Bonds (and partners in such partnerships) should consult their tax advisors.

We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

If you are considering investing in the Bonds, you should consult your own tax advisor with respect to your particular tax consequences of the purchase, ownership and disposition of the Bonds, including the consequences under the laws of any state, local or non-U.S. jurisdiction.

U.S. Holders

Qualified Reopening

For U.S. federal income tax purposes, we intend to treat the Bonds as being issued in a “qualified reopening” of the Original Bonds. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the Bonds will be considered to have the same issue date and the same issue price as the Original Bonds for U.S. federal income tax purposes. Under the qualified reopening rules, because the Original Bonds were not issued with “original issue discount” for U.S. federal income tax purposes, the Bonds also will not have original issue discount. The remainder of this discussion assumes that the issuance of the Bonds will be treated as a qualified reopening of the Original Bonds.

Payments of Interest

In general, interest on the Bonds (other than pre-issuance accrued interest, if any, as described under “Pre-Issuance Accrued Interest” below), will be included in the income of a U.S. holder as ordinary income at the time it is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the price paid for the Bonds may be allocable to interest accrued prior to the date such Bonds are sold pursuant to this offering (“pre-issuance accrued interest”). If the Bonds have pre-issuance accrued interest, we intend to treat a portion of the first stated interest payment on the Bonds in an amount equal to the pre-issuance accrued interest as a return of the pre-issuance accrued interest and not as an amount payable on such Bonds. Amounts treated as a return of the pre-issuance accrued interest should not be taxable to a U.S. holder when received. Prospective purchasers of Bonds should consult their tax advisors with respect to the tax treatment of pre-issuance accrued interest.

Bond Premium

If a Bond is purchased at a price in excess of such Bond’s stated principal amount (excluding any amounts that are treated as pre-issuance accrued interest as described under “Pre-Issuance Accrued Interest” above), a U.S. holder will have bond premium with respect to that Bond in an amount equal to such excess. A U.S. holder generally may elect to amortize bond premium using the constant yield method as an offset to interest income over the period from the U.S. holder’s purchase date to the Bond’s maturity date. A U.S. holder that elects to amortize bond premium must reduce its tax basis in the related Bond by the amount of the amortized bond premium. Any election to amortize bond premium applies to all other debt obligations with bond premium (other than obligations the interest on which is excludible from gross income) held by the U.S. holder during the first taxable year to which the election applies or thereafter acquired by the holder. The election may not be revoked without the consent of the IRS. Amortizable bond premium is treated as a reduction of interest on the Bond instead of as a deduction. The offset of amortizable bond premium against interest income on the Bond occurs when income is taxable to a U.S. holder as received or accrued, in accordance with such U.S. holder’s method of accounting for such income. Prospective purchasers of Bonds should consult their tax advisors with respect to the rules relating to amortizable bond premium and the application to their particular circumstances.

Sale, Exchange or Other Taxable Disposition of a Bond

Upon the sale, exchange, redemption or other taxable disposition of a Bond, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the holder’s adjusted tax basis in the Bond. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. A U.S. holder’s adjusted tax basis in a Bond will generally equal its cost (less any amount attributable to pre-issuance accrued interest, as described under “Pre-Issuance Accrued Interest” above) reduced by any bond premium previously amortized by such U.S. holder (as discussed under “Bond Premium” above). Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a Bond will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the Bond has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax on Unearned Income

Certain U.S. holders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their interest on the Bonds and net gains upon a disposition of the Bonds. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of the Bonds.

Recent Tax Legislation

Pursuant to recently enacted legislation, an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer. For this purpose, an “applicable financial statement” generally means a financial statement certified as having been prepared in accordance with generally accepted accounting principles or that is made on the basis of international financial reporting standards and that is used by the taxpayer for various specified purposes. This rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the Bonds prior to the time such income would be recognized pursuant to the rules described above. Potential investors in the Bonds should consult their tax advisors regarding the potential applicability of these rules to their investment in the Bonds.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the Bonds and the proceeds from a sale or other disposition of the Bonds, unless the U.S. holder is an exempt recipient such as a corporation. A U.S. holder will be subject to U.S. backup withholding at the applicable statutory rate on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below concerning backup withholding and FATCA withholding, payments of interest on a Bond received or accrued by a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, provided that the non-U.S. holder:

•	does not conduct a trade or business in the United States with respect to which the interest is effectively connected;

•	does not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 881(c)(3)(C) of the Code;

•	is not a bank whose receipt of the interest is described in Section 881(c)(3)(A) of the Code; and

•	satisfies the certification requirements described below.

The certification requirements will be satisfied if either (a) the beneficial owner of the Bond timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such owner is a non-U.S. holder and provides its name and address or (b) a custodian, broker, nominee or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the Bond in such capacity timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such statement has been received from the beneficial owner of the Bond by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or to the person who otherwise would be required to withhold U.S. tax a copy thereof. In general, the foregoing certification may be provided on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8IMY, as applicable.

A non-U.S. holder that is not exempt from tax under the foregoing rules generally will be subject to U.S. federal income tax withholding on payments of interest at a rate of 30% unless:

•

the interest is effectively connected with a U.S. trade or business conducted by such holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder), in which case the non-U.S. holder will be subject to U.S. federal income tax on a net basis; or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected interest income (as described in the first bullet point above) may also, under certain circumstances, be subject to an additional “branch profits tax,” which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

To claim the benefit of a lower rate of, or exemption from, withholding tax pursuant to an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. Certification to claim income is effectively connected with a U.S. trade or business is generally made on IRS Form W-8ECI. Certification to claim the benefit of a lower rate of, or exemption from, withholding tax pursuant to an income tax treaty is generally made on IRS Form W-8BEN or IRS Form W-8BEN-E.

In general, non-U.S. holders will be required to periodically update their forms.

Sale, Exchange or Other Taxable Disposition of a Bond

Subject to the discussions of backup withholding and FATCA withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other taxable disposition of a Bond unless (a) such gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder) or (b) in the case of a non-U.S. holder who is an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist.

Except to the extent that an applicable income tax treaty otherwise provides, generally a non-U.S. holder that is described in clause (a) above will be subject to U.S. federal income tax on a net basis with respect to gain that is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and such a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above. Except to the extent that an applicable income tax treaty otherwise provides, an individual non-U.S. holder who is described in clause (b) above will be subject to a flat 30% tax on gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Payments of interest to a non-U.S. holder generally will be reported to the IRS and to the non-U.S. holder. Copies of applicable IRS information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Non-U.S. holders are generally exempt from backup withholding, currently at a rate of 24%, and additional information reporting on payments of principal, premium (if any), or interest, provided that the non-U.S. holder (a) certifies its nonresident status on the appropriate IRS form (or a suitable substitute form) and certain other conditions are met or (b) otherwise establishes an exemption. Backup withholding is not an additional tax. Any backup withholding generally will be allowed as a credit or refund against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

The current provisions of sections 1471 through 1474 of the Code and the Treasury Regulations thereunder (commonly referred to as “FATCA”) generally impose a U.S. federal withholding tax of 30% on payments of interest on the Bonds and the gross proceeds, including the return of principal, from a sale or other disposition, including a redemption, of obligations that can produce U.S.-source interest, such as the Bonds, paid to certain foreign entities unless various information reporting and other requirements are satisfied. However, under recently released proposed Treasury Regulations, such gross proceeds are not subject to FATCA withholding. In its preamble to such proposed Treasury Regulations, the IRS has stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Bond is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA.

No additional amounts will be payable on account of any withholding obligation that is imposed with respect to payments on the Bonds as a result of the failure of any holder or beneficial owner of a Bond, or any intermediary through which it directly or indirectly owns such Bond, to comply with the requirements of FATCA. Prospective purchasers of the Bonds should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE BONDS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

KU and the underwriters have entered into an underwriting agreement with respect to the Bonds. Subject to certain conditions, each underwriter has severally, but not jointly, agreed to purchase the principal amount of Bonds indicated in the following table:

Underwriters	Principal Amount of Bonds
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$48,000,000
Mizuho Securities USA LLC	48,000,000
MUFG Securities Americas Inc.	48,000,000
RBC Capital Markets, LLC	48,000,000
Scotia Capital (USA) Inc.	48,000,000
BMO Capital Markets Corp.	15,000,000
BNP Paribas Securities Corp.	15,000,000
BNY Mellon Capital Markets, LLC	15,000,000
U.S. Bancorp Investments, Inc.	15,000,000

Total	$300,000,000

The underwriters are committed to take and pay for all of the Bonds being offered, if any are taken.

The Bonds sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Bonds sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of the Bonds. Any such securities dealers may resell any Bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.35% of the principal amount of the Bonds. If all the Bonds are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The Bonds will be further issuance of, will be issued with the same CUSIP number as, and will be consolidated and form a single series with the Original Bonds. KU has been advised by the underwriters that the underwriters intend to make a market in the Bonds as permitted by applicable laws and regulations. The underwriters are not obligated, however, to do so and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Bonds.

In connection with the offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

It is expected that delivery of the Bonds of each series will be made on or about the day specified on the cover page of this prospectus supplement, which will be the tenth business day (T+10) following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Bonds on the date of this prospectus supplement or the next seven succeeding business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of this prospectus supplement or the next seven succeeding business days should consult their own advisors.

KU estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1 million.

KU has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to KU and to persons and entities with relationships with KU, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters or their affiliates are agents or lenders under the credit or other borrowing facilities of KU and its affiliates.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of KU (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with KU. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

The offering of the Bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the short-term debt that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offering of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Bonds in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Notice to Prospective Investors in Canada

The Bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The Bonds are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Bonds in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Bonds. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Bonds offered hereby is not being made, and the contents of such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to or otherwise communicated with, and must not be passed on to, any person in the United Kingdom except in circumstances in which section 21(1) of FSMA will not apply. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to in this paragraph as “relevant persons”). In the United Kingdom, the Bonds offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

VALIDITY OF THE BONDS

Pillsbury Winthrop Shaw Pittman LLP, New York, New York, and John R. Crockett III, General Counsel, Chief Compliance Officer and Corporate Secretary of KU will pass upon the validity of the Bonds for KU. Hunton Andrews Kurth LLP, New York, New York, will pass upon the validity of the Bonds for the underwriters. However, all matters pertaining to the organization of KU and KU’s title to its property and the liens of the Mortgage upon KU’s properties will be passed upon only by Mr. Crockett and Stoll Keenon Ogden PLLC, Louisville, Kentucky. As to matters involving the law of the Commonwealths of Kentucky and Virginia and the State of Tennessee, Pillsbury Winthrop Shaw Pittman LLP and Hunton Andrews Kurth LLP will rely on the opinion of Mr. Crockett and Stoll Keenon Ogden PLLC. Hunton Andrews Kurth LLP acts and, in the past has acted, as counsel to KU and its affiliates in connection with various matters.

PROSPECTUS

PPL Corporation

PPL Capital Funding, Inc.

PPL Electric Utilities Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

LG&E and KU Energy LLC

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

(502) 627-2000

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

(502) 627-2000

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described in a supplement to this prospectus

PPL Electric Utilities Corporation

Debt Securities

LG&E and KU Energy LLC

Debt Securities

Louisville Gas and Electric Company

Debt Securities

Kentucky Utilities Company

Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 2.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Electric Utilities Corporation (“PPL Electric”), LG&E and KU Energy LLC (“LKE”), Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•

PPL Electric’s First Mortgage Bonds issued under PPL Electric’s 2001 indenture, as amended and supplemented (“PPL Electric First Mortgage Bonds”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electricity distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement);

•	LKE’s unsecured and unsubordinated debt securities;

•

LG&E’s First Mortgage Bonds issued under LG&E’s 2010 indenture, as amended and supplemented (“LG&E First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on LG&E’s Kentucky electricity generation, transmission and distribution properties and natural gas distribution properties (subject to certain exceptions to be described in a prospectus supplement); and

•

KU’s First Mortgage Bonds issued under KU’s 2010 indenture, as amended and supplemented (“KU First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on KU’s Kentucky electricity generation, transmission and distribution properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Electric, with respect to Securities issued by PPL Electric;

•	LKE, with respect to Securities issued by LKE;

•	LG&E, with respect to Securities issued by LG&E; and

•	KU, with respect to Securities issued by KU.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Electric, LKE, LG&E and KU, as applicable, for the year ended December 31, 2017, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Electric, LKE, LG&E and KU. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially and adversely from the forward-looking statements:

•	the outcome of rate cases or other cost recovery or revenue filings;

•	changes in U.S. or U.K. tax laws or regulations, including the 2017 Tax Cuts and Jobs Act;

•	effects of cyber-based intrusions or natural disasters, threatened or actual terrorism, war or other hostilities;

•	significant decreases in demand for electricity in the U.S.;

•	expansion of alternative and distributed sources of electricity generation and storage;

•	changes in foreign currency exchange rates for British pound sterling and the related impact on unrealized gains and losses on PPL’s foreign currency economic hedges;

•	the effectiveness of our risk management programs, including foreign currency and interest rate hedging;

•	non-achievement by PPL WPD Limited and its subsidiaries (“WPD”) of performance targets set by the Office of Gas and Electricity Markets (“Ofgem”);

•

the results of the potential mid-period review in the U.K. of the current price control period, RIIO-ED1, currently being reviewed by the U.K. regulator, Ofgem, with a decision as to whether to engage in such a review and the scope thereof to be announced in the spring of 2018;

•	the effect of changes in the retail price index on WPD’s revenues and index linked debt;

•	developments related to ongoing negotiations regarding the U.K.’s intent to withdraw from European Union and any actions in response thereto;

•	defaults by counterparties or suppliers for energy, capacity, coal, natural gas or key commodities, goods or services;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	a material decline in the market value of PPL’s equity;

•

significant decreases in the fair value of debt and equity securities and its impact on the value of assets in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension and retiree medical liabilities, asset retirement obligation liabilities and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial markets and economic conditions;

•	the potential impact of any unrecorded commitments and liabilities of PPL and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in the corporate credit ratings or securities analyst rankings of PPL and its securities;

•	any requirement to record impairment charges pursuant to GAAP with respect to any of our significant investments;

•	laws or regulations to reduce emissions of greenhouse gases or the physical effects of climate change;

•

continuing ability to access fuel supply for LG&E and KU, as well as the ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU and natural gas supply costs at LG&E;

•	weather and other conditions affecting generation, transmission and distribution operations, operating costs and customer energy use;

•	changes in political, regulatory or economic conditions in states, regions or countries where PPL or its subsidiaries conduct business;

•	receipt of necessary governmental permits and approvals;

•	new state, federal or foreign legislation or regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to PPL and its subsidiaries and the energy industry;

•	our ability to attract and retain qualified employees;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	business dispositions or acquisitions and our ability to realize expected benefits from such business transactions;

•	collective labor bargaining negotiations; and

•	the outcome of litigation against PPL and its subsidiaries.

Any such forward-looking statements should be considered in light of these important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by applicable law, we undertake no obligation to update the information contained in the statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is a utility holding company. Through its regulated subsidiaries, PPL Corporation delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the United Kingdom, and natural gas to customers in Kentucky and generates electricity from power plants in Kentucky.

PPL Corporation’s principal subsidiaries are shown below (* denotes a registrant hereunder):

PPL Corporation conducts its operations through the following segments:

U.K. Regulated

The U.K. Regulated segment consists primarily of electricity distribution operations in the United Kingdom. Through its subsidiaries, as of December 31, 2017, PPL Global, LLC delivered electricity to approximately 7.9 million end-users in the United Kingdom. PPL Global, LLC is a wholly owned, indirect subsidiary of PPL Corporation.

Kentucky Regulated

The Kentucky Regulated segment consists of the operations of LKE, which owns and operates regulated public utilities engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas, representing primarily the activities of LG&E and KU. As of December 31, 2017, LG&E provided electric service to approximately 411,000 customers and provided natural gas service to approximately 326,000 customers in Kentucky, and KU delivered electricity to approximately 556,000 customers in Kentucky and Virginia. See “Louisville Gas and Electric Company” and “Kentucky Utilities Company,” respectively, for more information.

Pennsylvania Regulated

PPL Corporation’s Pennsylvania Regulated segment includes the regulated electricity delivery operations of PPL Electric. As of December 31, 2017, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information.

PPL Corporation’s subsidiaries, including PPL Electric, LKE, LG&E and KU, are separate legal entities and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). None of PPL Electric, LKE, LG&E or KU will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, headquartered in Allentown, Pennsylvania, is a wholly owned subsidiary of PPL Corporation, incorporated in Pennsylvania in 1920 and a regulated public utility that is an electricity transmission and distribution service provider in eastern and central Pennsylvania. As of December 31, 2017, PPL Electric delivered electricity to approximately 1.4 million customers in a 10,000 square mile territory in 29 counties of eastern and central Pennsylvania. PPL Electric also provides electricity supply to retail customers in this area as a provider of last resort under the Pennsylvania Electricity Generation Customer Choice and Competition Act.

PPL Electric is subject to regulation as a public utility by the Pennsylvania Public Utility Commission, and certain of its transmission activities are subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Federal Power Act.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Electric pursuant to this prospectus.

LG&E AND KU ENERGY LLC

LKE, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of PPL Corporation and a holding company that owns regulated utility operations through its subsidiaries, LG&E and KU, which constitute substantially all of LKE’s assets. LG&E and KU are regulated public utilities engaged in the generation, transmission, distribution and sale of electricity. LG&E also engages in the distribution and sale of natural gas. LG&E and KU maintain separate corporate identities and serve customers in Kentucky under their respective names. KU also serves customers in Virginia under the Old Dominion Power name and in Tennessee under the KU name. LKE, formed in 2003, is the successor to a Kentucky entity formed in 1989.

See “Louisville Gas and Electric Company” and “Kentucky Utilities Company” below for additional information about LG&E and KU.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LKE pursuant to this prospectus.

LOUISVILLE GAS AND ELECTRIC COMPANY

LG&E, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity and distribution and sale of natural gas in Kentucky.

As of December 31, 2017, LG&E provided electric service to approximately 411,000 customers in Louisville and adjacent areas in Kentucky, covering approximately 700 square miles in nine counties and provided natural gas service to approximately 326,000 customers in its electric service area and eight additional counties in Kentucky.

LG&E is subject to regulation as a public utility by the Kentucky Public Service Commission (“KPSC”), and certain of its transmission activities are subject to the jurisdiction of the FERC under the Federal Power Act. LG&E was incorporated in 1913.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LG&E pursuant to this prospectus.

KENTUCKY UTILITIES COMPANY

KU, headquartered in Lexington, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity in Kentucky, Virginia and Tennessee.

As of December 31, 2017, KU provided electric service to approximately 525,000 customers in 77 counties in central, southeastern and western Kentucky, approximately 28,000 customers in five counties in southwestern Virginia, and three customers in Tennessee, covering approximately 4,800 non-contiguous square miles. As of December 31, 2017, KU also sold wholesale electricity to 10 municipalities in Kentucky under load following contracts. In Virginia, KU operates under the name Old Dominion Power Company.

KU is subject to regulation as a public utility by the KPSC and the Virginia State Corporation Commission, and certain of its transmission and wholesale power activities are subject to the jurisdiction of the FERC under the Federal Power Act. KU was incorporated in Kentucky in 1912 and in Virginia in 1991.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by KU pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

The offices of LKE and LG&E are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

The offices of KU are located at One Quality Street, Lexington, Kentucky 40507 (Telephone number (502) 627-2000).

The information above concerning PPL Corporation, PPL Capital Funding, PPL Electric, LKE, LG&E and KU and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries, and PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Electric, LKE, LG&E and KU is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt and for capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2017	2016	2015 (b)	2014 (b)	2013 (b)
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.1	3.8	2.8	2.8	2.4

(a)

See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(b)

Reflects PPL Corporation’s former supply segment as discontinued operations. The supply segment substantially represented the operations of PPL Corporation’s former subsidiary PPL Energy Supply, LLC, which was spun off on June 1, 2015.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges for the periods indicated:

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	4.8	4.9	4.0	4.2	3.7

(a)	See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LKE

The following table sets forth LKE’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	4.1	4.1	4.2	4.2	4.6

(a)	See LKE’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LG&E

The following table sets forth LG&E’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	5.5	5.3	5.9	6.3	8.1

(a)	See LG&E’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

KU

The following table sets forth KU’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	5.2	5.3	5.3	5.4	5.9

(a)	See KU’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Electric, LKE, LG&E and KU each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. Under the “Investors” heading of that website, PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Electric, LKE, LG&E and KU free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Electric’s, LKE’s, LG&E’s and KU’s filings are available at the SEC’s Internet Web site (www.sec.gov).

In addition, reports, proxy statements and other information concerning PPL Corporation and PPL Electric, as applicable, can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179; reports and other information concerning LKE and LG&E can be inspected at their offices at 220 West Main Street, Louisville, Kentucky 40202, and reports and other information concerning KU can be inspected at its office at One Quality Street, Lexington, Kentucky 40507.

Incorporation by Reference

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
PPL Corporation’s 2017 Notice of Annual Meeting and Proxy Statement (portions thereof incorporated by reference into PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016)	Filed on April 5, 2017

Current Reports on Form 8-K	Filed on January 8, 2018 (Item 5.02 only), January 16, 2018 (Item 2.03 only) and January 18, 2018 (Item 5.02 only)

PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017

LKE

SEC Filings (File No. 333-173665)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

LG&E

SEC Filings (File No. 1-2893)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

KU

SEC Filings (File No. 1-3464)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

Additional documents that PPL Corporation, PPL Electric, LKE, LG&E and KU file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Electric, LKE, LG&E or KU file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement, are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that PPL Corporation, PPL Electric, LKE, LG&E or KU files or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that have been furnished or may from time to time be furnished with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

For PPL Corporation and PPL Electric:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasurer

Telephone: 1-800-345-3085

For LKE and LG&E:

220 West Main Street

Louisville, Kentucky 40202

Attention: Treasurer

Telephone: 1-800-345-3085

For KU:

One Quality Street

Lexington, Kentucky 40507

Attention: Treasurer

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities

because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding is a finance subsidiary and does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file such reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Electric Utilities Corporation and LG&E and KU Energy LLC, and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company, and the related financial statement schedules, as of and for the years ended December 31, 2017 and December 31, 2016 incorporated in this prospectus by reference from such companies’ Annual Reports on Form 10-K for the year ended December 31, 2017, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of PPL Corporation, PPL Electric Utilities Corporation and LG&E and KU Energy LLC, and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company for the year ended December 31, 2015 (including schedules) appearing in such companies’ Annual Reports (Form 10-K) for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and financial statement schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Pillsbury Winthrop Shaw Pittman LLP, New York, New York, Simpson Thacher & Bartlett LLP, New York, New York or Davis Polk & Wardwell LLP, New York, New York and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding and PPL Electric. Pillsbury Winthrop Shaw Pittman LLP and John P. Fendig, Esq. of LG&E and KU Energy LLC will pass upon the validity of any LKE, LG&E and KU Securities for those issuers. Sullivan & Cromwell LLP, New York, New York will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Pillsbury Winthrop Shaw Pittman LLP, Simpson Thacher & Bartlett LLP, Sullivan & Cromwell LLP and Davis Polk & Wardwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania and on the opinion of Mr. Fendig as to matters involving the laws of the Commonwealths of Kentucky and Virginia.